Exhibit 18.1

May 3, 2018

To the Board of Directors and Stockholders of

TreeHouse Foods, Inc.

2021 Spring Road

Suite 600

Oak Brook, Illinois 60523

At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended March 31, 2018, of facts relating to the change in accounting principle for inventory from the weighted average cost method to the first in, first out (FIFO) cost method for a portion of the Snacks segment inventories. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of TreeHouse Foods, Inc., that the accounting change described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.

We have not audited any consolidated financial statements of TreeHouse Foods, Inc. and subsidiaries as of any date or for any period subsequent to December 31, 2017. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of TreeHouse Foods, Inc., or on the financial position, results of operations, or cash flows of TreeHouse Foods, Inc. and subsidiaries as of any date or for any period subsequent to December 31, 2017.

Yours truly,

/s/ DELOITTE & TOUCHE LLP

Chicago, IL
May 3, 2018